Exhibit 99.1


       FRANCE TELECOM INITIAL $1 BILLION INVESTMENT IN NTL COMPLETED

NEW YORK, NEW YORK (August 13, 1999) -- NTL Incorporated ("NTL") (NASDAQ:
NTLI; EASDAQ: NTLI.ED) announced that a previously disclosed investment of $1 billion by France Telecom was completed today. NTL also announced that France Telecom's Senior Executive Vice President, Jean-Louis Vinciguerra, would join the NTL Board of Directors effective immediately.

On July 26, 1999, NTL announced that, with the support of France Telecom, it had agreed to acquire the consumer cable telephone, internet and television operations of Cable & Wireless Communications plc ("CWC ConsumerCo"). NTL has proposed to acquire CWC ConsumerCo for 54.5 million new shares of NTL common stock and (pound)2.85 billion in cash representing approximately (pound)6.3 billion in total equity consideration. NTL will also assume approximately (pound)1.9 billion of CWC ConsumerCo's net debt, plus operational adjustments prior to closing. The bringing together of NTL and CWC ConsumerCo will create the largest cable telephone and television company in the United Kingdom and Ireland with more than 2.8 million customers. This acquisition is subject to both regulatory and shareholder approvals and is not expected to close for several months.

In conjunction with this acquisition, France Telecom agreed to invest a total of $5.5 billion in NTL, which includes the initial investment of $1 billion completed today. Under the terms of the France Telecom investment, France Telecom will invest $2.75 billion in NTL common equity issued at $92.50 per share and $2.75 billion of convertible preferred stock with 5% dividend and a conversion price of $125 per share. Today's completed initial investment represented 2,702,703 shares of such common stock and 750,000 shares of such preferred stock.

For further information contact: John F. Gregg, Chief Financial Officer; Richard J. Lubasch, Executive Vice President-General Counsel; or Kathy Makrakis, Director -- Investor Relations: (212) 906-8457 or e-mail: investor-relations@ntli.com.